Exhibit (a)(1)(E)

NETIQ CORPORATION
3553 NORTH FIRST STREET
SAN JOSE, CA 95134

December 19, 2002

Dear Employee:

On behalf of NetIQ Corporation (the “Company”), I am writing to provide you with the results of the Company’s recent offer to exchange (the “Offer”) certain outstanding options (the “Old Options”) granted to you under the NetIQ Corporation 1995 Stock Plan Amended and Restated as of September 16, 2002, the NetIQ Corporation 2002 Stock Plan, the Mission Critical Software, Inc. 1997 Stock Plan (as amended May 21, 1999), the WebTrends Corporation 1997 Stock Incentive Compensation Plan and the NetIQ Corporation Amended and Restated 1998 Stock Incentive Compensation Plan (collectively, the “Plans”), for new options that the Company will grant under the Plans (the “New Options”). The Offer was consummated pursuant to the terms and conditions in the Company’s Offer to Exchange dated November 18, 2002 as amended December 10, 2002 (the “Offer to Exchange”) and the related Letter of Transmittal.

The Offer expired at 5:00 p.m., Pacific Time, on December 18, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange and canceled on December 19, 2002 tendered Old Options exercisable for a total of 5,253,735 shares of our common stock.

The Company has accepted for exchange and canceled the Old Options tendered by you exercisable for the number of shares of our common stock (the “Option Shares”) set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive New Options under the Plan under which the Old Options were granted (except as otherwise set forth in the Offer to Exchange or as the Board of Directors may otherwise determine) exercisable for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur before the date when the Company grants such New Options. Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except that the per share exercise price under the New Options will be based on the higher of the fair market value of the shares of the Company at the time of cancellation of the tendered option or the fair market value of Company common stock on the date the new option is granted and except as otherwise described in the Offer. In accordance with the terms of the Plans, with the exception of our employees in Italy, the fair market value of NetIQ common stock will be determined as equal to the highest of:

(i)	the closing price per share on the trading day immediately before the date the price is set;

(ii)	the average of the high and low per share sale price on the date the price is set; or

(iii)	the closing sale price per share on the day the price is set,

for NetIQ stock as reported by the Nasdaq National Market.

Employees working in Italy should see the information in the Offer to Exchange contained under the caption “Important Legal and Tax Information for Non-U.S. Employees” for pricing information related to the New Options.

In accordance with the terms and subject to the conditions of the Offer, the Company will grant the New Options on the first business day that is on or after six months and one day following the date when the tendered options were accepted for exchange and canceled and terminated. We expect the new option grant to be on June 20, 2003. At that time, option grant agreements for the New Options will be sent to you for your signature.

In accordance with the terms of the Offer, you must be an employee of the Company or one of its subsidiaries from the date when you tendered your Old Options through the date when the Company grants the New Options in order to receive your New Options. If, for any reason, you do not remain an employee, then you will not receive New Options or any other consideration for the Old Options tendered by you and canceled by the Company. Participation in the Offer does not confer upon you the right to remain in the employment or other service of the Company or any of its subsidiaries.

If you have any questions about your rights in connection with the grant of New Options, please call Debra Randall, our Corporate Counsel, at (408) 856-3116.

Sincerely,

ATTACHMENT A

[NAME OF OPTION HOLDER]

NUMBER OF OPTION SHARES SUBJECT TO TENDERED OLD OPTIONS ACCEPTED FOR EXCHANGE	EXERCISE PRICE OF TENDERED OLD OPTIONS ACCEPTED FOR EXCHANGE	NUMBER OF NEW OPTION SHARES TO BE GRANTED TO OPTION HOLDER

Subject to the terms and conditions of the Offer, the total number of Option Shares subject to New Options to be granted to you will be [                    ].

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